Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free writing Prospectus dated May 29, 2018

Relating to Preliminary Prospectus dated May 21, 2018

Registration No. 333-225062

Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Eliminates Mezzanine Debt with Proceeds from Term Loan

BOSTON—(May 29, 2018) Plymouth Industrial REIT, Inc. (the “Company”) (NYSE American: PLYM) today announced that it has repaid in full its outstanding mezzanine debt held by Torchlight Investors, LLC, which was scheduled to mature in October 2023. The Company repaid the loan with proceeds from its previously announced new $35.7 million senior secured term loan with KeyBank National Association that matures in August 2021.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security of the Company, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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